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                                                                  Exhibit 23 (a)


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Purina Mills, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-45806) on Form S-8 of Purina Mills, Inc. of our report dated February 13, 2001, relating to the consolidated balance sheets of Purina Mills, Inc. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the six month period ended December 31, 2000, the six month period ended June 30, 2000, the year ended December 31, 1999 and the period March 13, 1998 through December 31, 1998, which report appears in the December 31, 2000 Annual Report on Form 10-K of Purina Mills, Inc.

/s/ KPMG LLP
St. Louis, Missouri
March 26, 2001



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